Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$1,154,000	$149.79

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-223208

October 8, 2019

PRICING SUPPLEMENT

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Equity Index Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of the Dow Jones Industrial Average®, the Russell 2000® Index, and the NASDAQ-100® Index

►	Quarterly Contingent Coupon payments at a rate of 2.10% (equivalent to 8.40% per annum), payable if the Official Closing Level of each Underlying on the applicable Coupon Observation Date is greater than or equal to 70.00% of its Initial Value

►	Callable quarterly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after April 7, 2020 if the Official Closing Level of each Underlying is at or above its Initial Value

►	A Trigger Event will occur if the Official Closing Level of any Underlying is less than 70.00% of its Initial Value on any scheduled Trading Day during the Observation Period

►	If the Notes are not called, a Trigger Event does not occur, and the Least Performing Underlying declines by more than 30.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount.

►	If the Notes are not called, a Trigger Event does occur, and the Least Performing Underlying declines below its Initial Value, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount.

►	Approximate 1 year and 6 month term if not called prior to maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $955.90 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-4 and “Risk Factors” beginning on page PS-8 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per security	$1,000.00	$18.75	$981.25
Total	$1,154,000.00	$21,637.50	$1,132,362.50

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.875% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Autocallable Contingent Income Barrier Notes

This document relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The Dow Jones Industrial Average® (Ticker: INDU), the Russell 2000® Index (Ticker: RTY), and the NASDAQ-100® Index (Ticker: NDX) (each an “Underlying” and together the “Underlyings”)
Trade Date:	October 8, 2019
Pricing Date:	October 8, 2019
Original Issue Date:	October 11, 2019
Final Valuation Date:	April 7, 2021, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	April 12, 2021. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of each Underlying is at or above its Initial Value on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Trigger Event:	A Trigger Event occurs if the Official Closing Level of any Underlying is less than its Barrier Value on any scheduled trading day during the Observation Period.
Observation Period:	With respect to a Trigger Event, the period from but excluding the Pricing Date to and including the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes―Observation Periods—For Notes where the Reference Asset is a basket of Indices” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.

PS-2

Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If a Tigger Event does not occur and:

(i)    The Reference Return of the Least Performing Underlying is greater than or equal to
-30.00%:
$1,000 + final Contingent Coupon; or

(ii)   The Reference Return of the Least Performing Underlying is less than -30.00%:
$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

■ If a Trigger Event does occur and:

(i)    The Reference Return of the Least Performing Underlying is greater than or equal to 0.00%:
$1,000 + final Contingent Coupon; or

(ii)   The Reference Return of the Least Performing Underlying is less than 0.00% but greater than -30.00%:

$1,000 + final Contingent Coupon + ($1,000 × Reference Return of the Least Performing Underlying).

(iii)  The Reference Return of the Least Performing Underlying is less than -30.00%:
$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and (i) the Final Value of the Least Performing Underlying is less than its Barrier Value or (ii) a Trigger Event occurs the Final Value of the Least Performing Underlying is less than its Initial Value, in each case you may lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in these cases.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Coupon Observation and Payment Dates:	Coupon Observation Dates		Coupon Payment Dates
	January 8, 2020		January 13, 2020
	April 7, 2020	*	April 13, 2020	**
	July 8, 2020	*	July 13, 2020	**
	October 8, 2020	*	October 13, 2020	**
	January 7, 2021	*	January 12, 2021	**
	April 7, 2021 (the Final Valuation Date)	*	April 12, 2021 (the Maturity Date)	**

*These Coupon Observation Dates are also Call Observation Dates
**These Coupon Payment Dates are also Call Payment Dates
Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Observation Dates:	The applicable Coupon Observation Dates on or after April 7, 2020, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after April 13, 2020, as indicated above.
Contingent Coupon:

If the Official Closing Level of each of the Underlyings is greater than or equal to its Coupon Trigger on a Coupon Observation Date, you will receive the Contingent Coupon of $21.00 per $1,000 in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on a Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable and we will not make any payment to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon Payments over the term of the Notes.

PS-3

Contingent Coupon Rate:	2.10% per quarter (equivalent to 8.40% per annum)
Initial Value:	26,164.04 with respect to the INDU, 1,472.598 with respect to the RTY, and 7,604.270 with respect to the NDX, each of which was its Official Closing Level on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Coupon Trigger and Barrier Value:	18,314.828 with respect to the INDU, 1,030.8186 with respect to the RTY, and 5,322.989 with respect to the NDX, each of which is 70.00% of its Initial Value.
CUSIP/ISIN:	40435UYS7/US40435UYS76
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-4

GENERAL

This document relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment in stocks included in any of the Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-8 of this document, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

PS-5

PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of each Underlying is at or above its Initial Value on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Level of each Underlying on the applicable Coupon Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The Contingent Coupon Rate is 8.40% per annum (or $21.00 per $1,000 in Principal Amount per quarter, if payable).

Trigger Event

A Trigger Event will occur if the Official Closing Level of any Underlying is less than its Barrier Value on any scheduled trading day during the Observation Period.

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If a Tigger Event does not occur and:

(i)	The Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:

$1,000 + final Contingent Coupon; or

(ii)	The Reference Return of the Least Performing Underlying is less than -30.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

■ If a Trigger Event does occur and:

(i)	The Reference Return of the Least Performing Underlying is greater than or equal to 0.00%:

$1,000 + final Contingent Coupon; or

(ii)	The Reference Return of the Least Performing Underlying is less than 0.00% but greater than -30.00%:

$1,000 + final Contingent Coupon + ($1,000 × Reference Return of the Least Performing Underlying); or

(iii)	The Reference Return of the Least Performing Underlying is less than -30.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and (i) the Final Value of the Least Performing Underlying is less than its Barrier Value or (ii) a Tigger Event occurs the Final Value of the Least Performing Underlying is less than its Initial Value, in each case you may lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the INDU is S&P Dow Jones Indices LLC, a division of S&P Global. The reference sponsor of the RTY is FTSE Russell. The reference sponsor of the NDX is Nasdaq Inc.

PS-6

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Level of each Underlying will be at or above its Barrier Value during the Observation Period, above its Coupon Trigger on most or all of the Coupon Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Initial Value.

▶	You seek a quarterly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of 8.40% per annum if the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Underlyings on a 1-to-1 basis if (i) the Reference Return of the Least Performing Underlying is less than -30.00% or (ii) a Trigger Event occurs and the Final Value of the Least Performing Underlying is less than its Initial Value.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Initial Value, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and forgo dividends or other distributions paid on the stocks included in any of the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Level of at least one Underlying will be below its Barrier Value and during the Observation Period, and below its Coupon Trigger on most or all the Coupon Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Initial Value.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Underlyings on a 1-to-1 basis if (i) the Reference Return of the Least Performing Underlying is less than -30.00% or (ii) a Trigger Event occurs and the Final Value of the Least Performing Underlying is less than its Initial Value.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Initial Value, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in any of the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-7

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the stocks included in any of the Underlyings. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to the Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose your entire initial investment.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not automatically called prior to maturity and (i) the Final Value of the Least Performing Underlying is less than its Barrier Value or (ii) a Trigger Event occurs on any scheduled trading day during the Observation Period and the Final Value of the Least Performing Underlying is less than its Initial Value. In each case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. In each case, you may lose up to 100% of your investment at maturity. Even with any Contingent Coupons, your return on the Notes may be negative in either case.

The protection provided by the Barrier Value may terminate at any time during the Observation Period.

If a Trigger Event occurs on any scheduled trading day during the Observation Period and the Final Value of the least Performing Underlying is less than its Initial Value, you will lose 1% of the Principal Amount for each 1% that the Final Value of the Least Performing Underlying is less than its Initial Value.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of each Underlying on a Coupon Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Level of each Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the principal amount plus the Contingent Coupons, if any, regardless of any appreciation in the level of the Underlyings.

So long as a Trigger Event does not occur, for each $1,000 in principal amount of the Notes, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the levels of the Underlyings, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

You are exposed to the market risk of all of the Underlyings, with respect to both the Contingent Coupons, if any, and the payment at maturity, if any.

Your return on the Notes is not linked to a basket consisting of the 3 equity indices. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is potentially mitigated and diversified among all the components of the basket, you will be exposed to the risks related to all of the Underlyings. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlyings. To receive any contingent coupons, each Underlying must close at or above their respective Coupon Triggers on the applicable Coupon Observation Date.

If any Underlying has decreased to below its respective Barrier Value as of the Final Valuation Date, you will be fully exposed to the decrease in the Least Performing Underlying on a 1 to 1 basis, even if the other Underlyings have appreciated. Under this scenario, the payment at maturity will be less than 70.00% of the Principal Amount and could be zero. If any Underlying has decreased to below its respective Barrier Value on any scheduled trading day during the Observation Period, you will be fully exposed to the decrease in the

PS-8

Least Performing Underlying on a 1 to 1 basis if it closes below its Initial Value. In each case, your principal will be at risk, even if the other Underlyings have appreciated. Accordingly, your investment is subject to the market risk of each of the Underlyings.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With 3 Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Coupon Observation Date (including the Final Valuation Date), below its Barrier Value on a scheduled trading day during the Observation Period, and below its respective Initial Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, that a Trigger Event may occur, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its initial price on a Call Observation Date in order for the Notes to be called prior to maturity, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payments to be made on the Notes, including any Contingent Coupon and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you may receive coupon payments could be as little as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them

PS-9

because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Changes that affect an Underlying may affect the level of that Underlying and the market value of the Notes and the amount you will receive on the Notes.

The policies of the index sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in that Underlying, and the manner in which the index sponsor takes account of certain changes affecting those stocks, may affect the level of that Underlying. The policies of the index sponsor with respect to the calculation of an Underlying could also affect the level of that Underlying. The index sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the level of an Underlying and the value of the Notes.

Owning the Notes is not the same as owning the stocks included in any Underlying.

The return on your Notes may not reflect the return you would realize if you actually owned stocks included in any of the Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the stocks included in either Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-10

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

PS-11

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying relative to its Initial Value. We cannot predict the Official Closing Level of any of the Underlyings on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any of the Underlyings or return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples are based on the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value	1,000.00*
▶ Hypothetical Barrier Value:	700.00, 70.00% of the Initial Value
▶ Hypothetical Coupon Trigger:	700.00, 70.00% of the Initial Value
▶ Hypothetical Contingent Coupon Rate:	8.40% per annum (2.10% for each quarter in which it is payable). If the Official Closing Level of each Underlying on every Coupon Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $126.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying is set forth on page PS-3 of this document.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
		A Trigger Event Does Not Occur	A Trigger Event Occurs
	Example 1	Example 2	Example 3	Example 4
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value of each Underlying	700.00	700.00	700.00	700.00
Coupon Trigger of each Underlying	700.00	700.00	700.00	700.00
Official Closing Level / Percentage Change of the Least Performing Underlying on the:
First Coupon Observation Date	770.00/-23.00%	770.00/-23.00%	650.00/-35.00%	650.00/-35.00%
Second Coupon Observation Date	850.00/-15.00%	800.00/-20.00%	630.00/-37.00%	630.00/-37.00%
Third Coupon Observation Date	1,050.00/5.00%	770.00/-23.00%	670.00/-33.00%	670.00/-33.00%
Fourth Coupon Observation Date	N/A	850.00/-15.00%	650.00/-35.00%	650.00/-35.00%
Fifth Coupon Observation Date	N/A	680.00/-32.00%	680.00/-32.00%	680.00/-32.00%
Final Valuation Date	N/A	800.00/-20.00%	800.00/-20.00%	600.00/-40.00%
Contingent Coupon Payment Amounts Prior to Maturity or Call	2 x $21.00= $42.00	4 x $21.00= $84.00	0 x $21.00 = $0.00	0 x $21.00 = $0.00
Payment if Notes are Called	$1,021.00	N/A	N/A	N/A
Payment at Maturity	N/A	$1,021.00	$21.00 + ($1,000 x -20.00%)= $821.00	$1,000 + ($1,000 x -40.00%) = $600.00
Return of the Notes	6.30%	10.50%	-17.90%	-40.00%

PS-12

Example 1—The Official Closing Level of each Underlying on the third Coupon Observation Date is greater than or equal to its Initial Value and each Underlying closed at or above its Coupon Trigger (but below its Initial Value) on two of the Coupon Observation Dates prior to the Notes being automatically called.

Underlying	Initial Value	Final Value
INDU	1,000.00	1,300.00 (130.00% of Initial Value)
RTY	1,000.00	1,200.00 (120.00% of Initial Value)
NDX	1,000.00	1,050.00 (105.00% of Initial Value)

Payment Upon a Call:	$1,021.00

Because the Official Closing Level of each Underlying on the third Coupon Observation Date is at or above its Initial Value, the Notes will be called and you will receive $1,021.00 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $42.00 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,063.00 per Note, resulting in a 6.30% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called, a Trigger Event does not occur, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger (but below its Initial Value) on four of the Coupon Observation Dates prior to the Final Valuation Date.

Underlying	Initial Value	Final Value
INDU	1,000.00	900.00 (90.00% of Initial Value)
RTY	1,000.00	800.00 (80.00% of Initial Value)
NDX	1,000.00	850.00 (85.00% of Initial Value)

RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-20.00%
Payment at Maturity:	$1,021.00

Because a Trigger Event does not occur and the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive $1,000.00 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Final Settlement Value = $1,000 + $21.00 = $1,021.00

When added to the Contingent Coupon payments of $84.00 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,105.00 per Note, resulting in a 10.50% return on the Notes.

PS-13

Example 3—The Notes are not called, a Trigger Event does occur, and the Underlyings did not all close at or above their respective Coupon Triggers on any Coupon Observation Date prior to maturity. On the Final Valuation Date, each Underlying closes at or above their respective Coupon Triggers, but the Final Value of the Least Performing Underlying is below its Initial Value.

Underlying	Initial Value	Final Value
INDU	1,000.00	800.00 (80.00% of Initial Value)
RTY	1,000.00	1,100.00 (110.00% of Initial Value)
NDX	1,000.00	900.00 (90.00% of Initial Value)

INDU is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-20.00%
Payment at Maturity:	$821.00

Because a Trigger Event occurs and the Final Value of the Least Performing Underlying is less than its Initial Value, you will receive $821.00 per $1,000 in Principal Amount, calculated as follows:

Final Settlement Value = $1,000 +$21.00 + ($1,000 x -20.00%) = $821.00

If the Notes are not called, a Trigger Event occurs, and the Final Value of the Least Performing Underlying is less than its Initial Value, you will be exposed to any decrease in the level of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

Example 4—The Notes are not called, a Trigger Event does occur, the Final Value of the Least Performing Underlying is less than its Barrier Value, and the Underlyings did not all close at or above their respective Coupon Triggers on any Coupon Observation Date prior to maturity.

Underlying	Initial Value	Final Value
INDU	1,000.00	600.00 (60.00% of Initial Value)
RTY	1,000.00	650.00 (65.00% of Initial Value)
NDX	1,000.00	770.00 (77.00% of Initial Value)

INDU is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-40.00%
Payment at Maturity:	$600.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $600.00 per $1,000 in Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -40.00%) = $600.00

Because there was no Contingent Coupon payable in respect of the prior Coupon Observation Dates, we will pay you a total of $600.00, resulting in a -40.00% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the level of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

PS-14

INFORMATION RELATING TO THE UNDERLYINGS

Description of the INDU

The INDU is a price-weighted index compromised of 30 blue chip stocks considered to be the leaders in their industry. It is intended to be a measure of the entire U.S. market, covering a diverse set of industries such as financial services, technology, retail, entertainment and consumer goods, but excluding the transportation and utilities industries.

For more information about the INDU, see “Dow Jones Industrial Average®” on page S-25 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the INDU

The following graph sets forth the historical performance of the INDU based on the daily historical closing levels from October 1, 2009 through October 8, 2019. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the INDU should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the INDU on any trading date, including the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of September 30, 2019 were: Financial Services, Health Care, Producer Durables, Consumer Discretionary, and Technology.

For more information about the RTY, see “The Russell 2000® Index” on page S-37 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from October 1, 2009 through October 8, 2019. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on any trading date, including the Final Valuation Date.

PS-15

Description of the NDX

The NDX is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies.

For more information about the NDX, see “The NASDAQ-100® Index” beginning on page S-27 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the NDX

The following graph sets forth the historical performance of the NDX based on the daily historical closing levels from October 1, 2009 through October 8, 2019. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the NDX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the NDX on any trading date, including the Final Valuation Date.

PS-16

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the final Coupon Observation Date and the Final Valuation Date. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a market disruption event with respect to any other Underlying occurring on such a date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this document, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. has offered the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.875% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

PS-17

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

PS-18

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this document has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Notes offered by this document will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

PS-19

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$1,154,000
Autocallable Contingent Income
Barrier Notes Linked to the Least
Performing of the Dow Jones
Industrial Average®, the Russell
2000® Index, and the NASDAQ-100®
Index

October 8, 2019

Pricing Supplement

Pricing Supplement
General	PS-5
Payment on the Notes	PS-6
Investor Suitability	PS-7
Risk Factors	PS-8
Illustrative Examples	PS-12
Information Relating to the Underlyings	PS-15
Events of Default and Acceleration	PS-17
Supplemental Plan of Distribution (Conflicts of Interest)	PS-17
U.S. Federal Income Tax Considerations	PS-17
Validity of the Notes	PS-19

Equity Index Underlying Supplement

Disclaimer	i
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial AverageSM	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58